Confidential

Agreement

THIS AGREEMENT (the “Agreement”) is entered into as of May 2, 2005, by and among (i) Sapiens International Corporation N.V. (“Sapiens”), a public company organized under the laws of the Netherlands Antilles whose shares are traded on NASDAQ and the Tel-Aviv Stock Exchange, (ii) F.I.D. Holdings Ltd., a private company organized under the laws of the State of Israel (“FID”) and (iii) Israel Discount Bank Ltd. (“IDB” and, collectively with FID, the “Investors”).

WITNESSETH

WHEREAS, on April 14, 2000, FID entered into (i) a Share Purchase Agreement with eZoneXchange.com, Inc. and Sapiens, and (ii) a Put/Call Agreement with Sapiens (the “Original Put/Call Agreement”);

WHEREAS, on May 3, 2000, FID assigned 9.33% of its rights and obligations under the agreements referred to in the previous paragraph to IDB;

WHEREAS, on February 13, 2001, the parties entered into a letter agreement in which the parties, among other things, agreed to amend the Original Put/Call Agreement (such original agreement, as amended, the “Put/Call Agreement”);

WHEREAS, on March 16, 2004, the parties entered into an Agreement (the “March 2004 Agreement”) which settled all of the obligations of Sapiens to the Investors under the Put/Call Agreement in consideration for the terms and provisions more fully set forth therein;

WHEREAS, Sapiens wishes to delay a portion of the payment due by it under the March 2004 Agreement and the Investors agree to do so, upon the general principles more fully set forth herein;

WHEREAS, accordingly, Sapiens wishes and the Investors agree to amend the March 2004 Agreement, in accordance with the general principles more fully set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1.

The provisions of Section 2.3.2 of the March 2004 Agreement shall be replaced with the following provisions:

1.1.

On May 3, 2005, Sapiens shall pay the Investors an aggregate amount of US$ 2,000,000.

1.2.

By no later than April 1, 2006, Sapiens shall pay the Investors an aggregate amount of US$ 1,000,000; and

1.3.

By no later than August 1, 2006 (the “Date of Last Payment”), Sapiens shall pay the Investors an aggregate amount of US$ 1,000,000; provided, however, that subject to the receipt of Sapiens’ shareholders approval as required under applicable law (the “Required Consent”), the Investors may, at their sole discretion, convert all or any portion of the US$1 million payable on the Date of Last Payment into shares of Common Stock of Sapiens, par value one Eurocent (€ 0.01) each, at a conversion price per each share of Common Stock of Sapiens equal to US$ 3.20. Such conversion shall be effected by the Investors providing prior written notice of at least 60 days. Upon the receipt of such notice of exercise of conversion, Sapiens shall use its best efforts to obtain the Required Consent.

2.

Any and all payments and other distributions to be made to the Investors pursuant to the provisions of this Agreement or the March 2004 Agreement (including, but not limited to, payments of principal and interest, etc.) will be made to FID’s bank account in Israel Discount Bank, as more fully set forth in "Amended Exhibit A" to the March 2004 Agreement.

3.

For the avoidance of doubt, Sections 2.1 and 2.2 of the March 2004 Agreement (“Interest” and “Payment of Interest”) relating to payments of interest and value added tax with respect to the amounts owed by Sapiens to the Investors shall continue to apply with respect to the principal payments more fully set forth in Section 1 above; provided, however, that (i) the interest, as of May 3, 2005, shall be LIBOR plus 2.5% (instead of 7.5% as set forth in Section 2.1 of the March 2004 Agreement), compounded annually on the outstanding principal of the Loan, and (ii) any interest accrued until the Date of Last Payment shall be paid on the Date of Last Payment and not on January 10, 2007.

4.

All capitalized terms that are not otherwise defined in this Agreement shall have the respective meanings attributed to them in the March 2004 Agreement.

1.

All other provisions set forth in the March 2004 Agreement which are not expressly amended herein shall remain unchanged.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Sapiens International Corporation N.V.

By:

/s/ Itzick Sharir

By:

/s/ Elior Brin

Name:

Itzick Sharir

Name: Elior Brin

Title:

President and CEO

Title:

EVP and CFO

F.I.D. Holdings Ltd.

Israel Discount Bank Ltd.

By:

/s/ Gillon Beck

By: /s/ authorized signatory
Name:

Gillon Beck

Name:

Title:

Director

Title: